Exhibit 99. (P)(1)

Hirtle, Callaghan & Co., LLC

APPENDIX K-2

[Last revision: December 6, 2023]

CODE OF ETHICS

PERSONAL SECURITIES TRANSACTIONS

I.	Introduction

We have a fiduciary duty to our clients and must act solely for the benefit of our clients. This means that all personnel of the Adviser must put the interests of the our clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all applicable laws, including the federal securities laws.

In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to comply with applicable laws and maintain the highest ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to, among other things, prevent improper personal trading.

Adherence to the Code, including, without limitation, the related restrictions on personal investing, is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Department.

The Compliance Officer is responsible for the overall administration of the Code, other than with respect to the trading activity of the Personal Accounts (as defined below) associated with the Compliance Officer, which will be administered by the General Counsel.

II.	Definitions

A.	“Automatic Investment Plan” means a program in which regular periodic purchases, sales or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

B.	“Beneficial Ownership” means ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

C.	“ComplySci” means the Adviser’s current compliance management software, including any similar software or successor product.

D.	“Covered Person” means any Supervised Person and any other person as may be designated by the Compliance Officer.

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E.	“Personal Account” means any account (except for a pooled investment vehicle managed by the Adviser that is deemed to be a client) that holds or may hold a Reportable Security:

i.	In which a Covered Person has any beneficial ownership; or

ii.	That is maintained by or for:

i.	A Covered Person's spouse (other than a legally separated or divorced spouse of the Covered Person for which the Covered Person provides no financial support), domestic partner (of the same or opposite gender) or minor children;

ii.	Any other immediate family members (e.g., siblings, parents and in-laws) who live in the Covered Person’s household;

iii.	Any person who is financially dependent on the Covered Person, including those persons residing with the Covered Person and those not residing with the Covered Person, such as financially dependent children away at college;

iv.	Any person for whom the Covered Person provides discretionary advisory services;

v.	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or over which the Covered Person exercises effective control; or

vi.	Any investment club or other similar investment group or entity where a Covered Person votes or otherwise has a say in the investment decision.

A Personal Account does not include qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986 (“529 Plans”) provided that the Adviser or a control affiliate does not manage, distribute, market or underwrite the 529 Plan or the investments and strategies underlying the 529 Plan.

However, a Personal Account does include any 401(k) account which allows a Covered Person to transact in a Reportable Security.

F.	“Reportable Security” means a security, as defined in Section 202(a)(18) of the Advisers Act, and which incudes, without limitation, any stock, bond, debenture or note, and any derivative, commodity, option or forward contract relating thereto, securities-based swaps, interests in limited

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partnerships and other private funds, exchange traded notes and shares of the HC Capital Trust, except that Reportable Security does not include:

i.	Direct obligations of the Government of the United States;

ii.	Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

iii.	Shares issued by money market funds;

iv.	Shares issued by registered open-end funds (which includes shares of mutual funds and ETFs) other than the HC Capital Trust; and

v.	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds other than the HC Capital Trust.

G.	“Restricted List” has the meaning set forth in Appendix J.

III.	Applicability of Code of Ethics

Unless otherwise specified, this Code applies to all Covered Persons and Personal Accounts.

IV.	Restrictions on Personal Investing Activities

A.	General

It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for a Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the Code.

B.	Prohibitions on Trading in Securities on the Restricted List

Trading of any security of an issuer appearing on the Restricted List in a Personal Account is prohibited absent the Compliance Officer’s prior written approval. This includes any short sale.

C.	Initial Public Offerings

A Covered Person may not acquire a direct or indirect Beneficial Ownership interest in any securities offered in an initial public offering without the prior written approval of the Compliance Officer.

D.	Private Placements

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A Covered Person may not acquire a direct or indirect Beneficial Ownership interest in any private placement of securities (including private investment funds, such as hedge funds, private equity funds or venture capital funds) or a similar investment opportunity of limited availability (collectively, “Private Placement Interests”) without the prior approval of the Compliance Officer. The Compliance Officer, in determining whether an approval should be given, may take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Adviser. In the case of a Covered Person’s acquisition of Private Placement Interests in a HC Private Vehicle, the Adviser’s or its affiliate’s agreement to accept an investment by the Covered Person into the HC Private Vehicle shall constitute prior approval.

All pre-clearance requests for Private Placement Interests must be submitted via ComplySci.

E.	Management of Non-Adviser Accounts

Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties without the prior written approval of the Compliance Officer. The Covered Person may be required to report transactions for such account/trust and the Compliance Officer may impose such additional conditions or restrictions as are warranted under the circumstances.

V.	Exceptions from Preclearance Provisions

A.	The following transactions are excepted from the preclearance requirements of Section IV:

i.	Purchases or sales that are non-volitional on the part of the Covered Person, such as purchases or acquisitions arising from stock dividends, dividend reinvestments, stock splits, mergers, consolidations or tender offers;

ii.	Purchases or sales pursuant to an Automatic Investment Plan; and

iii.	Subject to compliance with Section VI below, transactions effected in any account over which the Covered Person has no direct or indirect influence or control (e.g., blind trust, discretionary account or trust managed by a third party).

Notwithstanding the above exceptions, unless otherwise noted herein, the restrictions and reporting obligations of the Code will continue to apply to any transaction excepted from preclearance.

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VI.	Reporting and Other Matters

A.	New Accounts

A Covered Person must notify the Compliance Officer promptly of any new Personal Account or existing Personal Account that has been moved to a different broker or custodian.

B.	Initial and Annual Holdings Reports

A Covered Person must submit initial and annual holdings reports to the Compliance Officer as follows:

i.	Contents of Holdings Reports

Initial and annual holdings reports must contain, at a minimum:

a. the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved in which the Covered Person has any Beneficial Ownership;

b. the name of any broker, dealer or bank with which the Covered Person maintains a Personal Account in which any Reportable Securities are or may be held for the Covered Person’s benefit; and

c. the date that the Covered Person submits the report.

ii.	Timing of Holdings Reports

a.	Initial Holdings Report

A Covered Person must submit to the Compliance Officer an initial holdings report within 10 days of the date of becoming a Covered Person. The information contained in the initial holdings report must be current as of a date no more than 45 days prior to the commencement of employment.

b.	Annual Holdings Report

A Covered Person must submit to the Compliance Officer an annual holdings report at least once during each 12-month period after submitting the initial holdings report. The information contained in the annual holdings report must be current as of a date no more than 45 days prior to the date the report was submitted.

C.	Quarterly Transaction Reports

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A Covered Person must submit to the Compliance Officer quarterly transaction reports as follows:

i.	Content of Transaction Reports

Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security during the quarter in which the Covered Person had, or as a result of the transaction acquired, any Beneficial Ownership:

a. the date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved;

b. the nature of the transaction (i.e., the purchase, sale or any other type of acquisition or disposition);

c. the price of the security at which the transaction was effected;

d. the name of the broker, dealer or bank with or through which the transaction was effected; and

e. the date the Covered Person submits the report.

ii.	Timing of Transaction Reports

A Covered Person must submit a transaction report no later than 30 days after the end of each calendar quarter.

D.	Transaction and Account Statements from Broker and Banks

Except where a data feed is unavailable or otherwise impracticable, a Covered Person shall comply with the reporting requirements of the Code by directing each broker-dealer and custodian bank where such Covered Person maintains a Covered Account to establish a direct data feed with the Adviser via ComplySci. The Covered Person will then be required to execute a quarterly certification via ComplySci affirming that all transactions in Reportable Securities in which the Covered Person had any Beneficial Ownership.

Where a data feed is unavailable or otherwise impracticable, Supervised Persons are required to submit to the Compliance Officer each and every trade confirmation and account statement no later than 30 days after the end of each calendar quarter.

E.	Exceptions to Reporting Requirements

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A Covered Person need not submit any report otherwise required under the Code (e.g., initial and annual holdings reports or quarterly transaction reports) with respect to Reportable Securities held in accounts over which the Covered Person has no direct or indirect influence or control (each, a “Non-Control Account”) or transaction reports with respect to transactions effected pursuant to an Automatic Investment Plan.

Prior to relying on the reporting exception for a Non-Control Account, the Covered Person must obtain the approval of the Compliance Officer that the account qualifies as a Non-Control Account. In connection with seeking and/or maintaining such approval, the Covered Person may be required to submit additional supporting documentation to the Compliance Officer which, in the Compliance Officer’s discretion, may include, without limitation:

(i)	information about the Non-Control Account;

(ii)	a certification that the Covered Person has no direct or indirect influence or control over the account; and/or

(iii)	a certification from the manager or trustee of the account that the Covered Person has no direct or indirect influence or control over the account.

F.	Violations of the Code

Supervised Persons must report any suspected or actual violations of the Code promptly to the Compliance Officer. The Compliance Officer will keep records of any violation of the Code and of any action taken as a result.

VII.	Recordkeeping

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of the Code, all trade confirmations, account statements, periodic statements and reports of Covered Persons, copies of all preclearance records, certifications and other information relating to Non-Control Accounts, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code.

All trade confirmations, account statements and/or periodic statements of Covered Persons may be stored electronically, including through ComplySci.

All reports of personal securities transactions and any other information filed pursuant to the Code will be treated as confidential, to the extent permitted by law.

Hirtle, Callaghan & Co., LLC

APPENDIX K-3

[Last revision: December 6, 2023]

GIFTS AND BUSINESS ENTERTAINMENT

I.	Statement of Policy

In order to address conflicts of interest that may arise when a Supervised Person accepts or gives a gift, favor, special accommodation or other item of value in the context of our business, this Appendix K-3 sets forth the Adviser’s policies and procedures relating to gifts and business entertainment.

A.	Gifts

i.	General

No Supervised Person may give or receive any gifts, services or other items of more than a de minimis value, which for purposes of this Policy shall mean $250 per calendar year, to or from any person or entity that does business with (or potentially could conduct business with) or on behalf of the Adviser (including any investment vehicle managed by the Adviser). Any exceptions to the foregoing require the approval of the Compliance Officer, as further described below.

ii.	Solicited Gifts

No Supervised Person may use his or her position with the Adviser to solicit any gift or item of value from any person or entity that does business with (or potentially could conduct business with) or on behalf of the Adviser (including any investment vehicle managed by the Adviser).

iii.	Cash Gifts

No Supervised Person may give or accept cash gifts (including cash equivalents) to or from any person or entity that does business with (or potentially could conduct business with) or on behalf of the Adviser (including any investment vehicle managed by the Adviser).

B.	Business Entertainment

Supervised Persons may provide or accept business entertainment (such as dinner or a cultural or sporting event) if (a) reasonable in value and frequency, (b) the person or entity providing the business entertainment is present and (c) where the Supervised Person is the recipient of business entertainment, it is unsolicited. For the avoidance of doubt, no Supervised Person may provide or accept business entertainment that is, or may be

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viewed as, so extravagant, excessive, frequent or of such a high value as to raise a question of impropriety. Any exceptions to the foregoing require the approval of the Compliance Officer, as further described below.

C.	Charitable Donations

If the Adviser or a Supervised Person desires to donate to any charity which is a client or prospective client, pre-clearance must be received from the Compliance Officer.

II.	Procedures

A.	Gifts

Each Supervised Person must promptly submit a pre-clearance request in ComplySci in order to give any gift or other item in excess of a de minimis value in connection with the Supervised Person’s employment. The Compliance Officer will decide whether to grant or deny approval.

Where a gift or other item in excess of a de minimis value is received in connection with the Supervised Person’s employment, the gift must be reported to the Compliance Officer through ComplySci, and the Compliance Officer may require that any such gift or item of value be returned to the provider by the Supervised Person.

B.	Business Entertainment

Each Supervised Person must promptly report any business entertainment or event likely to be viewed as so extravagant, excessive, frequent or of such a high value as to raise a question of impropriety to the Compliance Officer. All exception requests must be submitted via ComplySci. The Compliance Officer may require that any expense be repaid by the Supervised Person.

C.	Charitable Donations

The Compliance Officer will review charitable donation requests in light of any actual or apparent conflicts of interest, as well as any other relevant considerations.

III.	Monitoring

In an effort to oversee this policy, the Compliance Officer will periodically monitor (a) reimbursement requests for gifts and business entertainment and (b) electronic communications of Supervised Persons.

IV.	Recordkeeping

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The Compliance Officer will maintain records of any gifts and business entertainment events so reported.

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APPENDIX K-4

[Last revision: December 6, 2023]

POLITICAL CONTRIBUTIONS

AND PAYMENTS TO THIRD PARTY SOLICITORS

This Appendix K-4 sets forth the Adviser’s policies and procedures regarding political contributions and certain payments to third party solicitors.

I.	Statement of Policy

The Adviser will take the measures described herein to seek to ensure that certain political contributions and payments are not made with the purpose of influencing the receipt of business by the Adviser.

Rule 206(4)-5 of the Advisers Act (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates and political parties by (i) registered investment advisers, (ii) advisers that would be required to register with the SEC but for the “foreign private advisor” exemption or that are “exempt reporting advisers,” (iii) firms that solicit clients or investors on behalf of such advisers and (iv) Covered Associates (as defined below) of the entities listed above.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts and the provision of any other thing of value. The Pay-to-Play Rule also includes a provision that prohibits any indirect action that would be prohibited if the same action were done directly.

II.	Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a Government Entity for advisory services for two (2) years following a contribution to any official of that Government Entity. This prohibition applies to the Adviser, as well as Covered Associates of the adviser.

A.	A “Government Entity” means any state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or a political subdivision, agency, authority or instrumentality thereof, (iii) a plan or program of a Government Entity and (iv) officers, agents or employees of the state or political subdivision, agency, authority or instrumentality thereof, acting in their official capacity.

B.	A “Covered Associate” of an adviser is defined to include (i) any general partner, managing member or executive officer or other individual with a similar status or function, (ii) any employee that solicits a Government Entity for the adviser, as well as any direct or indirect supervisor of that employee, and (iii) any political action committee controlled by the adviser or by any person that meets the definition of a Covered Associate.

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While there is an exception available for contributions from natural persons of $150 per election, or $350 per election if the contributor is eligible to vote in the election, subject to certain limitations, an exception may be available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered.

The restrictions on contributions and payments imposed by the Pay-to-Play Rule can apply to the activities of individuals for the two (2) years before they became Covered Associates of an investment adviser. However, for Covered Associates who are not involved in soliciting clients or investors, the look-back period is six (6) months instead of two (2) years.

III.	Restrictions on the Coordination or Solicitation of Contributions

The Pay-to-Play Rule also prohibits an adviser and its Covered Associates from coordinating or soliciting any contribution or payment to an official of the Government Entity, or a related local or state political party where the adviser is providing or seeking to provide investment advisory services to the Government Entity.

IV.	Restrictions on Payments for the Solicitation of Clients or Investors

The Pay-to-Play Rule also prohibits the compensation of any person to solicit a Government Entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation (i.e., the solicitation fee) is another registered investment adviser or a registered broker/dealer. However, a registered investment adviser will be ineligible to receive compensation for soliciting Government Entities if the adviser or its Covered Associates made, coordinated or solicited contributions or payments to the Government Entity during the prior two years.

V.	Procedures

A.	Contribution Preclearance

If the Adviser or any Supervised Person desires to make a political contribution exceeding $150 in a calendar year to any state or local Government Entity, official, candidate, political party or political action committee, the potential contributor must seek pre-clearance from the Compliance Officer using ComplySci, who will determine whether the proposed contribution is consistent with the restrictions imposed by the Pay- to-Play Rule, as well as any other relevant considerations.

The General Counsel is responsible for reviewing the Compliance Officer’s political contribution activities.

Supervised Persons may make contributions to national political candidates, parties or action committees without seeking pre-clearance as long as the recipient is not otherwise associated with a state or local political

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office. However, Supervised Persons must use good judgment in connection with all contributions and should consult with the Compliance Officer if there is any question about the propriety of a potential contribution.

Note that political contributions by the Adviser or Supervised Persons to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

B.	Solicitation Arrangements

The Adviser will only compensate third parties for referrals of clients that are affiliated with Government Entities if the solicitor is an eligible “regulated person” (as defined by the Pay-to-Play Rule), and if the solicitor and its Covered Associates have not made any disqualifying contributions during the past two years.

The Compliance Officer is responsible for reviewing the eligibility of all solicitation arrangements that involve, or are expected to involve, Government Entities.

C.	Public Office

Supervised Persons must obtain written pre-approval from the Compliance Officer prior to running for any public office. Supervised Persons may not hold a public office if it presents any actual or apparent conflict of interest with the Adviser’s business activities.

D.	Additional Covered Persons

A Supervised Person must also obtain preclearance from the Compliance Officer for any activities which are restricted by this policy and undertaken by or on behalf of a:

i.	A Supervised Person's spouse (other than a legally separated or divorced spouse of the Supervised Person for which the Supervised Person provides no financial support), domestic partner (of the same or opposite gender) or minor children;

ii.	Any other immediate family members (e.g., siblings, parents and in-laws) who live in the Supervised Person’s household;

iii.	Any person who is financially dependent on the Supervised Person, including those persons residing with the Supervised Person and those not residing with the Supervised Person, such as financially dependent children away at college; and

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i.	Any partnership, corporation or other entity in which the Supervised Person has a 25% or greater beneficial interest, or over which the Supervised Person exercises effective control.

VI.	Recordkeeping

The Compliance Officer will maintain a list of all political contributions and Government Entity clients in accordance with the requirements of the Pay-to-Play Rule.

The Compliance Officer will also keep a list of applicable records relating to each regulated person to whom the Adviser provides (or agrees to provide) any payment to solicit a Government Entity for investment services on behalf of the Adviser.

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APPENDIX K-5

[Last revision: December 6, 2023]

OUTSIDE BUSINESS ACTIVITIES

This Appendix K-5 sets forth the Adviser’s policies and procedures regarding outside business activities.

I.	Statement of Policy

Supervised Persons may, under certain circumstances, be granted permission to engage in outside business activities, including, without limitation, those related to public companies, private companies and non-profit organizations. However, such activities can create conflicts of interest.

The Adviser seeks to identify and mitigate the potential conflicts of interest that may arise as a consequence of the outside business activities of Supervised Persons. “Outside business activities” include engaging in any business outside of a Supervised Person’s role with the Adviser, including, but not limited to:

A.	Any agreement to be employed by, compensated by, or otherwise provide services to a person or entity other than the Adviser and its affiliates;

B.	Any agreement to serve as an officer, director, consultant or advisor (or in a similar capacity) for any other business or organization, including a public company, private company or non-profit organization;

C.	Any agreement to serve on, or as a member or observer of, a board or committee, including any advisory board or limited partner, finance, investment, valuation, creditors or comparable committee of any other business or organization, including an investment fund, public company, private company or non-profit organization, even if it is in connection with the Supervised Person’s role at the Adviser;

D.	The formation of any entity (excluding estate planning trusts) for the purpose of conducting outside business activities; or

E.	Any other activities that could likely present a conflict of interest with respect to the Adviser’s business.

The Adviser has established the following procedures to mitigate these risks.

II.	Procedures

A.	Preapproval

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No Supervised Person is permitted to engage in outside business activities without the prior written authorization of the Compliance Officer. Approval will be granted on a case-by-case basis. Any Supervised Person wishing to engage in an outside business activity must first seek approval from their supervisor and then seek approval from the Compliance Officer by submitting a request through ComplySci.

Relevant factors that the Compliance Officer may take into account as part of the approval process include, without limitation, (i) the Supervised Person’s role, (ii) whether the Supervised Person will be compensated, (iii) the anticipated time commitment of the activity, (iv) whether a third-party organization is a public company, (v) whether any relationship exists between the Adviser and the organization in question, (vi) applicable disclosure obligations and (vii) the existence of any potential conflicts of interest.

B.	Reporting

Additionally, at the time a Supervised Person becomes an employee of the Adviser and annually thereafter, the Supervised Person is required to submit via ComplySci a certification either (i) certifying that the Supervised Person does not engage in any outside business activities or (ii) providing certain information about the outside business activities of the Supervised Person for which the Supervised Person is authorized to participate.

C.	Material Nonpublic Information and Conflicts of Interest

A Supervised Person who is granted approval to engage in an outside business activity must not transmit material nonpublic information between the Adviser and the outside entity. If participation in the outside business activity results in the Supervised Person’s receipt of material nonpublic information, the Supervised Person must promptly discuss the scope and nature of the information with the Compliance Officer.

All Supervised Persons permitted to engage in outside business activities have an ongoing obligation to promptly notify the Compliance Officer (i) of any new conflicts of interest, or any change in the nature of an existing conflict of interest (whether or not previously disclosed), as a result of his or her outside business activities or (ii) if the Supervised Person ceases such outside business activities.

D.	No Use of Adviser Property

No Supervised Person may utilize property of the Adviser, or the services of the Adviser or its employees, for his or her personal benefit or the benefit of another person or entity, without approval of the Compliance Officer. For this purpose, “property” means both tangible and intangible property,

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including our premises, equipment, supplies, information, business plans, business opportunities, confidential research, proprietary processes and other intellectual property.

Furthermore, a Supervised Person may not participate in any business opportunity that comes to his or her attention as a result of his or her association with the Adviser without (i) disclosing in writing all pertinent facts to the Compliance Officer, (ii) offering the particular opportunity to the Adviser and (iii) obtaining written authorization to participate from the Compliance Officer.